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                                                                       Exhibit 6


                                February 10, 1999


Mr. Andrew V. Johnson
Senior Vice President of Market Development
Fingerhut Companies, Inc.
4400 Baker Road
Minnetonka, MN  55343

Dear Andy:

          Federated Department Stores, Inc. ("Federated") and you have discussed entering into an employment contract providing you with the economics set forth in the attached term sheet. You have told Federated that you intend to remain with Fingerhut after its acquisition. You and we have agreed that the economic terms of the attached term sheet are those under which you would, subject to the balance of this letter, enter into an employment agreement with Federated. This letter is intended to be a NON-BINDING letter of intent setting forth your confirmation that you have agreed to negotiate, in good faith, an employment agreement with Federated consistent with the economic terms outlined in the attached term sheet. Your entering into the employment agreement remains subject to you, with advice of your legal, tax and financial advisors, agreeing to all of the terms and conditions therein.

          Please sign and return the enclosed acknowledgement copy confirming your agreement.


                                        Sincerely,

                                        Federated Department Stores, Inc.



                                        By:    /S/ RON TYSOE
                                             ----------------------------------


Confirmed and acknowledged
this 11th day of February, 1999:


  /S/ ANDREW V. JOHNSON
----------------------------------


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
                              ANDY JOHNSON
Current title:                SVP, Marketing

New title:                    Same

Current salary:               $285,000

New salary:                   $325,000 effective upon closing

Current annual bonus:         Target of 100%, maximum of 134%

New annual bonus:             Same

Option award:                 50,000 options granted effective on merger closing
                              date at closing price of FDS Common Stock on
                              February 10, 1999. 10 year term with 4 year
                              vesting, 25% on each of first, second, third and
                              fourth anniversaries of the grant. In the event
                              that the Company terminates the executive without
                              cause, Management will request Board approval to
                              permit continued vesting of options following
                              termination of employment.

Restricted stock:             5,000 shares granted effective on merger closing
                              date.

Additional Investment
(Optional):                   65,000 Fingerhut options will be exchanged into
                              FDS options with the exercise price to be
                              determined in relation to the closing price of FDS
                              Common Stock on February 10, 1999. (See Exhibit
                              A.) These new options will retain the original
                              vesting schedule.

Employment contract:          Three year contract

Benefits:                     Additional benefits:
                              40% discount at all Federated divisions with
                              gross-up (currently 47%).
                              Eligible to participate in Federated Matching Aid
                              Program.



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                               EXHIBIT A - JOHNSON

OPTIONS

Assume $44 FDS Common Stock closing price on February 10, 1999.

65,000 shares divided by $44/$25 = 36,932

Exercise price:  $8.52 x $44/$25 = $15

New options:  36,932 FDS shares, vesting on original schedule